HEI Exhibit 99

October 30, 2012

Contact:	Shelee M.T. Kimura
	Manager, Investor Relations &	Telephone: (808) 543-7384
	Strategic Planning	E-mail: skimura@hei.com

AMERICAN SAVINGS BANK REPORTS THIRD QUARTER 2012 EARNINGS

Net Income of $14.2 Million

Bank Continues to Deliver Solid Results

HONOLULU – American Savings Bank, F.S.B. (American), a wholly-owned indirect subsidiary of Hawaiian Electric Industries, Inc. (HEI) (NYSE - HE) today reported net income for the third quarter of 2012 of $14.2 million, compared with $14.2 million in the second, or linked, quarter of 2012 and $15.5 million in the third quarter of 2011.

“In this prolonged low interest rate environment, American Savings Bank’s stable results reflect our continued disciplined approach to control interest rate and credit risk and to position ourselves for future growth.  Our loan portfolio grew by $83 million over the prior year and revenues benefited from strong market share gains in our residential mortgage activities,” said Richard Wacker, president and chief executive officer of American.

Third quarter 2012 net income of $14.2 million was consistent with the linked quarter as higher revenue, primarily driven by gains on sales of loans, was offset by a slightly higher provision for loan losses and noninterest expense.

Compared to the same quarter of 2011, net income declined by $1.2 million.  The decline was largely driven by (on an after-tax basis):

•                 $2 million higher noninterest expense primarily attributable to spending for new products and projects aimed at longer-term growth; and

•                 $1 million lower net interest income from declining yields on assets which were partially offset by loan growth.

These were partially offset by $2 million (after-tax) higher revenue from gains on sale of new residential mortgages originated in the quarter.  Residential mortgage production totaled $272 million in the quarter, compared to $123 million in the same quarter of the prior year, outperforming the overall Hawaii market growth.

Hawaiian Electric Industries, Inc.

October 30, 2012

Net interest margin was 3.92% in the third quarter of 2012 compared to 3.97% in the linked quarter and 4.11% in the third quarter of 2011.  The decline in net interest margin was attributable to lower yields on interest-earning assets due to the low interest rate environment.

Provision for loan losses (pretax) was $3.6 million in the third quarter of 2012 compared to $2.4 million in the linked quarter and $3.8 million in the third quarter of 2011.  Year-to-date provision expense was $9.5 million, down from $10.9 million in the same period last year and consistent with overall credit quality trends and the improvement in the Hawaii economy.

Non-interest expense (pretax) was $38.6 million in the third quarter of 2012, up from $37.6 million in the linked quarter and $35.6 million in the third quarter of 2011 due primarily to spending on new products and projects for future growth.

Loan growth continued in the third quarter of 2012 with a year-to-date annualized growth rate of 2.3%, in line with the bank’s target of low to mid-single digit loan growth for the year. Consistent with American’s strategy to control interest rate risk, year-to-date loan growth was primarily driven by shorter-duration and variable rate loans, offset by a controlled decline in the proportion of  long-term fixed rate residential mortgages and land loans.

Total deposits were $4.1 billion at September 30, 2012, down $10 million from June 30, 2012 primarily due to the strategic decline of higher costing certificates of deposit of $23 million.  Low-cost core deposits increased $13 million during the quarter to $3.6 billion at September 30, 2012.  Average cost of funds was a very low 0.25% for third quarter 2012, down 2 basis points from the linked quarter.

Overall, return on average equity and return on average assets were 11.2% and 1.15%, respectively, in the quarter.  American’s solid results enabled it to pay dividends of $10 million to HEI in the quarter while maintaining healthy capital levels – leverage ratio of 9.3% and total risk-based capital ratio of 12.9% at September 30, 2012.

HEI EARNINGS RELEASE, WEBCAST AND TELECONFERENCE

Concurrent with American’s regulatory filing 30 days after the end of the quarter, American announced its third quarter 2012 financial results today.  Please note that these

Hawaiian Electric Industries, Inc.

October 30, 2012

reported results relate only to American and are not necessarily indicative of HEI’s consolidated financial results for the third quarter of 2012.

HEI plans to announce its third quarter 2012 consolidated financial results on Wednesday, November 7, 2012 and will conduct a webcast and teleconference call to review third quarter 2012 consolidated earnings, including American’s earnings, on Thursday, November 8, 2012, at 8:00 a.m. Hawaii time (1:00 p.m. Eastern time).  The event can be accessed through HEI’s website at www.hei.com or by dialing (866) 383-8008, passcode:  56693947 for the teleconference call.  The presentation for the webcast will be on HEI’s website under the headings “Investor Relations,” “News & Events” and “Presentations & Webcasts.”  HEI and Hawaiian Electric Company, Inc. (HECO) intend to continue to use HEI’s website, www.hei.com, as a means of disclosing additional information.  Such disclosures will be included on HEI’s website in the Investor Relations section.  Accordingly, investors should routinely monitor such portions of HEI’s website, in addition to following HEI’s, HECO’s and American’s press releases, HEI’s and HECO’s Securities and Exchange Commission (SEC) filings and HEI’s public conference calls and webcasts.  The information on HEI’s website is not incorporated by reference in this document or in HEI’s and HECO’s SEC filings unless, and except to the extent, specifically incorporated by reference.  Investors may also wish to refer to the Public Utilities Commission of the State of Hawaii (PUC) website at dms.puc.hawaii.gov/dms in order to review documents filed with and issued by the PUC.  No information on the PUC website is incorporated by reference in this document or in HEI’s and HECO’s SEC filings.

An online replay of the webcast will be available at the same website beginning about two hours after the event.  Replays of the teleconference call will also be available approximately two hours after the event through November 22, 2012, by dialing (888) 286-8010, passcode: 43247040.

HEI supplies power to approximately 450,000 customers or 95% of Hawaii’s population through its electric utilities, HECO, Hawaii Electric Light Company, Inc. and Maui Electric Company, Limited and provides a wide array of banking and other financial services to consumers and businesses through American, one of Hawaii’s largest financial institutions.

Hawaiian Electric Industries, Inc.

October 30, 2012

FORWARD-LOOKING STATEMENTS

This release may contain “forward-looking statements,” which include statements that are predictive in nature, depend upon or refer to future events or conditions, and usually include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “predicts,” “estimates” or similar expressions.  In addition, any statements concerning future financial performance, ongoing business strategies or prospects or possible future actions are also forward-looking statements.  Forward-looking statements are based on current expectations and projections about future events and are subject to risks, uncertainties and the accuracy of assumptions concerning HEI and its subsidiaries, the performance of the industries in which they do business and economic and market factors, among other things.  These forward-looking statements are not guarantees of future performance.

Forward-looking statements in this release should be read in conjunction with the “Forward-Looking Statements” and “Risk Factors” discussions (which are incorporated by reference herein) set forth in HEI’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2012 and HEI’s future periodic reports that discuss important factors that could cause HEI’s results to differ materially from those anticipated in such statements.  Forward-looking statements speak only as of the date of the report, presentation or filing in which they are made.  Except to the extent required by the federal securities laws, HEI, HECO, American and their subsidiaries undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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American Savings Bank, F.S.B.

STATEMENTS OF INCOME DATA

(Unaudited)	Three months ended			Nine months ended
	September 30,	June 30,	September 30,	September 30,
(in thousands)	2012	2012	2011	2012	2011
Interest income
Interest and fees on loans	$43,880	$44,473	$46,240	$133,241	$137,985
Interest on investment and mortgage-related securities	3,432	3,297	3,654	10,534	11,216
Total interest income	47,312	47,770	49,894	143,775	149,201
Interest expense
Interest on deposit liabilities	1,540	1,696	2,166	5,015	7,146
Interest on other borrowings	1,201	1,214	1,375	3,676	4,124
Total interest expense	2,741	2,910	3,541	8,691	11,270
Net interest income	44,571	44,860	46,353	135,084	137,931
Provision for loan losses	3,580	2,378	3,822	9,504	10,927
Net interest income after provision for loan losses	40,991	42,482	42,531	125,580	127,004
Noninterest income
Fees from other financial services	7,674	7,463	7,219	22,474	21,405
Fee income on deposit liabilities	4,527	4,322	4,492	13,127	13,540
Fee income on other financial products	1,660	1,532	1,806	4,741	5,340
Gain on sale of loans	4,077	2,185	1,092	8,297	2,268
Other income	1,346	1,449	1,597	4,155	5,977
Total noninterest income	19,284	16,951	16,206	52,794	48,530
Noninterest expense
Compensation and employee benefits	18,684	18,696	17,646	56,026	53,317
Occupancy	4,400	4,241	4,313	12,866	12,841
Data processing	2,644	2,489	2,451	7,244	6,479
Services	3,062	2,221	1,686	7,066	5,406
Equipment	1,762	1,807	1,712	5,299	5,141
Other expense	8,096	8,106	7,763	22,909	23,651
Total noninterest expense	38,648	37,560	35,571	111,410	106,835
Income before income taxes	21,627	21,873	23,166	66,964	68,699
Income taxes	7,419	7,684	7,709	22,690	24,196
Net income	$14,208	$14,189	$15,457	$44,274	$44,503
Comprehensive income	$15,517	$15,456	$18,335	$46,872	$49,360

OTHER BANK INFORMATION (%)
Return on average assets	1.15	1.15	1.26	1.19	1.22
Return on average equity	11.24	11.35	12.32	11.81	11.91
Return on average tangible common equity	13.41	13.58	14.73	14.14	14.26
Net interest margin	3.92	3.97	4.11	3.98	4.11
Net charge-offs to average loans outstanding (annualized)	0.35	0.19	0.54	0.27	0.50
Efficiency ratio	60	60	56	59	57
As of period end
Nonperforming assets to loans outstanding and real estate owned **	1.73	1.84	1.94
Allowance for loan losses to loans outstanding	1.06	1.06	1.04
Leverage ratio **	9.3	9.2	9.1
Total risk-based capital ratio **	12.9	12.8	13.0
Tangible common equity to total assets	8.72	8.58	8.69

**  Regulatory basis

This information should be read in conjunction with the consolidated financial statements and the notes thereto in HEI’s Annual Report on SEC Form 10-K for the year ended December 31, 2011 and HEI’s Quarterly Reports on SEC Form 10-Q for the quarters ended March 31, 2012, June 30, 2012 and September 30, 2012 (when filed), as updated by SEC Forms 8-K. Results of operations for interim periods are not necessarily indicative of results to be expected for future interim periods or the full year.

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American Savings Bank, F.S.B.

BALANCE SHEETS DATA

(Unaudited)

	September 30,	December 31,
(in thousands)	2012	2011

Assets
Cash and cash equivalents	$152,474	$219,678
Available-for-sale investment and mortgage-related securities	664,051	624,331
Investment in stock of Federal Home Loan Bank of Seattle	96,893	97,764
Loans receivable held for investment	3,745,558	3,680,724
Allowance for loan losses	(39,810)	(37,906)
Loans receivable held for investment, net	3,705,748	3,642,818
Loans held for sale, at lower of cost or fair value	16,495	9,601
Other	234,999	233,592
Goodwill	82,190	82,190
Total assets	$4,952,850	$4,909,974

Liabilities and shareholder’s equity
Deposit liabilities–noninterest-bearing	$1,097,809	$993,828
Deposit liabilities–interest-bearing	3,028,979	3,076,204
Other borrowings	211,219	233,229
Other	107,960	118,078
Total liabilities	4,445,967	4,421,339

Common stock	333,256	331,880
Retained earnings	180,400	166,126
Accumulated other comprehensive loss, net of tax benefits	(6,773)	(9,371)
Total shareholder’s equity	506,883	488,635
Total liabilities and shareholder’s equity	$4,952,850	$4,909,974

This information should be read in conjunction with the consolidated financial statements and the notes thereto in HEI’s Annual Report on SEC Form 10-K for the year ended December 31, 2011 and HEI’s Quarterly Reports on SEC Form 10-Q for the quarters ended March 31, 2012, June 30, 2012 and September 30, 2012 (when filed), as updated by SEC Forms 8-K. Results of operations for interim periods are not necessarily indicative of results to be expected for future interim periods or the full year.

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